Term sheet

To prospectus dated November 14, 2011,

prospectus supplement dated November 14, 2011,

product supplement no. 4-I dated November 14, 2011 and

underlying supplement no. 1-I dated November 14, 2011

Term sheet to Product supplement no. 4-I Registration Statement No. 333-177923 Dated August 29, 2013; Rule 433

$
Review Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index and the iShares® MSCI EAFE ETF due September 23, 2016

General

—

The notes are designed for investors who seek early exit prior to maturity at a premium if, on any Review Date, the Basket Closing Level of an equally weighted basket consisting of the S&P 500® Index and the iShares® MSCI EAFE ETF is at or above the Call Level applicable to that Review Date. If the notes have not been automatically called, investors will receive their principal back at maturity if the Ending Basket Level is less than the Starting Basket Level by up to the Buffer Amount of 10%, but will lose up to 90% of their principal if the Ending Basket Level is less than the Starting Basket Level by more than the Buffer Amount of 10%. Investors in the notes should be willing to accept this risk of loss and be willing to forgo interest and dividend payments, in exchange for the opportunity to receive a premium if the notes are automatically called. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

—	The first Review Date, and therefore the earliest date on which an automatic call may be initiated, is September 22, 2014*.
—	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing September 23, 2016*
—	Minimum denominations of $1,000 and integral multiples thereof
—	The notes are expected to price on or about September 13, 2013 and are expected to settle on or about September 18, 2013.

Key Terms

Basket:	The notes are linked to an equally weighted basket consisting of the S&P 500® Index (Bloomberg ticker: SPX) (the “Index”) and the iShares® MSCI EAFE ETF (Bloomberg ticker: EFA) (the “Fund”) (each, a “Component” and together, the “Components”)
Component Weights:	The SPX Weight is 50.00% and the EFA Weight is 50.00% (each, a “Component Weight” and together, the “Component Weights”)
Automatic Call:	If the Basket Closing Level on any Review Date is greater than or equal to the applicable Call Level, the notes will be automatically called for a cash payment per $1,000 principal amount note that will vary depending on the applicable Review Date and call premium and that will be payable on the applicable Call Settlement Date.
Call Level:	100% of the Starting Basket Level for each Review Date
Payment if Called:

For every $1,000 principal amount note, you will receive one payment of $1,000 plus a call premium amount, calculated as follows:

—       between 7.10%† and 8.10%† × $1,000 if automatically called on the first Review Date

—       between 14.20%† and 16.20%† × $1,000 if automatically called on the second Review Date

—       between 21.30%† and 24.30%† × $1,000 if automatically called on the final Review Date

† The actual call premiums applicable to the first, second and final Review Dates will be provided in the pricing supplement and will not be less than 7.10%, 14.20% and 21.30%, respectively, or greater than 8.10%, 16.20% and 24.30%, respectively.

Payment at Maturity:

If the notes have not been automatically called and the Ending Basket Level is less than the Starting Basket Level by up to the Buffer Amount, you will receive the principal amount of your notes at maturity.

If the notes have not been automatically called and the Ending Basket Level is less than the Starting Basket Level by more than the Buffer Amount, you will lose 1% of the principal amount of your notes for every 1% that the Ending Basket Level is less than the Starting Basket Level by more than the Buffer Amount, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 × (Basket Return + 10%)]

If the notes have not been automatically called and the Ending Basket Level is less than the Starting Basket Level by more than the Buffer Amount of 10%, you could lose up to $900 per $1,000 principal amount note.

Buffer Amount:	10%
Review Dates*:	September 22, 2014 (first Review Date), September 21, 2015 (second Review Date) and September 20, 2016 (final Review Date)
Call Settlement Dates*:	The third business day after the applicable Review Date, except that the final Call Settlement Date is the Maturity Date
Maturity Date*:	September 23, 2016
Other Key Terms:	See “Additional Key Terms” in this term sheet
CUSIP:	48126NQH3
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Postponement of a Determination Date — B. Notes Linked to a Basket” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 4-I

Investing in the Review Notes involves a number of risks. See “Risk Factors” beginning on page PS-21 of the accompanying product supplement no. 4-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)	All sales of the notes will be made to certain fee-based advisory accounts for which an affiliated or unaffiliated broker-dealer is an investment adviser. These broker-dealers will forgo any selling commissions related to these sales. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-77 of the accompanying product supplement no. 4-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $979.90 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $960.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

August 29, 2013

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4-I, underlying supplement no. 1-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4-I dated November 14, 2011 and underlying supplement no 1-I dated November 14, 2011. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 4-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007593/e46160_424b2.pdf

—	Underlying supplement no. 1-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

—	Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

—	Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Basket Return:	(Ending Basket Level – Starting Basket Level) Starting Basket Level
Starting Basket Level:	Set equal to 100 on the Pricing Date
Ending Basket Level:	The Basket Closing Level on the final Review Date
Basket Closing Level:

On any relevant day, the Basket Closing Level will be calculated as follows:

100 × [1+ (SPX Return × SPX Weight) + (EFA Return × EFA Weight)]

The SPX Return and the EFA Return are the Component Returns for the Index and the Fund, respectively.

Component Return:

On any relevant day, the Index Return with respect to the Index or the Fund Return with respect to the Fund, as applicable, calculated as follows:

(Ending Component Value – Initial Component Value)

                      Initial Component Value

Initial Component Value:	With respect to each Component, the Index closing level or closing price, as applicable, of that Component on the Pricing Date (in the case of the Fund, divided by the Share Adjustment Factor)
Ending Component Value:	With respect to each Component, on any relevant day, the Index closing level or closing price, as applicable, of that Component on that day
Share Adjustment Factor:	With respect to the Fund, set equal to 1.0 on the Pricing Date and subject to adjustment under certain circumstances. See “General Terms of Notes — Additional Fund Provisions — Anti-Dilution Adjustments” in the accompanying product supplement no. 4-I.

JPMorgan Structured Investments — Review Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index and the iShares® MSCI EAFE ETF	TS-1

Selected Purchase Considerations

—

CAPPED APPRECIATION POTENTIAL — If the Basket Closing Level is greater than or equal to the applicable Call Level on any Review Date, your investment will yield a payment per $1,000 principal amount note of $1,000 plus: (i) between 7.10%† and 8.10%† × $1,000 if automatically called on the first Review Date, (ii) between 14.20%† and 16.20%† × $1,000 if automatically called on the second Review Date or (iii) between 21.30%† and 24.30%† × $1,000 if automatically called on the final Review Date. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

† The actual call premiums applicable to the first, second and final Review Dates will be provided in the pricing supplement and will not be less than 7.10%, 14.20% and 21.30%, respectively, or greater than 8.10%, 16.20% and 24.30%, respectively.

—

POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the notes is approximately three years, the notes will be automatically called before maturity if the Basket Closing Level is at or above the applicable Call Level on any Review Date and you will be entitled to the applicable payment corresponding to that Review Date as set forth on the cover of this term sheet.

—

LIMITED PROTECTION AGAINST LOSS — If the notes have not been automatically called, we will pay you your principal back at maturity if the Ending Basket Level is less than the Starting Basket Level by up to the Buffer Amount. If the notes have not been automatically called and the Ending Basket Level is less than the Starting Basket Level by more than the Buffer Amount of 10%, for every 1% that the Ending Basket Level is less than the Starting Basket Level by more than the Buffer Amount, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, you could lose up to $900 per each $1,000 principal amount note.

—	RETURN LINKED TO THE COMPONENTS — The return on the notes is linked to an equally weighted basket consisting of the S&P 500® Index and the iShares® MSCI EAFE ETF.

The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1-I.

The iShares® MSCI EAFE ETF is an exchange-traded fund that trades on the NYSE Arca, Inc., which we refer to as NYSE Arca, under the ticker symbol “EFA.” The iShares® MSCI EAFE ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE® Index, which we refer to as the Underlying Index. The MSCI EAFE® Index is a stock index calculated, published and disseminated daily by MSCI Inc. and is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and those in Europe and Asia. On July 1, 2013, the name of the iShares® MSCI EAFE ETF was changed from the iShares® MSCI EAFE Index Fund to the current name. For additional information about the iShares® MSCI EAFE ETF, see the information set forth under “Fund Descriptions — The iShares® MSCI EAFE Index Fund” in the accompanying underlying supplement no. 1-I.

—

CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates,

JPMorgan Structured Investments — Review Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index and the iShares® MSCI EAFE ETF	TS-2

any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders – Additional Tax Consideration

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket, the Components or any of the equity securities included in or held by the Components. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4-I dated November 14, 2011 and in the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

—

YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal in excess of $100 per $1,000 principal amount note, subject to the credit risk of JPMorgan Chase & Co. If the notes have not been automatically called, the return on the notes at maturity is linked to the performance of the Basket and will depend on the extent to which the Basket Return is negative. If the notes have not been automatically called and the Ending Basket Level is less than the Starting Basket Level by more than the Buffer Amount of 10%, for every 1% that the Ending Basket Level is less than the Starting Basket Level by more than the Buffer Amount, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, under these circumstances, you could lose up to 90% of your principal amount at maturity.

—

CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

—

LIMITED RETURN ON THE NOTES — Your potential gain on the notes will be limited to the call premium applicable to the Review Dates, as set forth on the cover of this term sheet, regardless of the appreciation in the level of the Basket, which may be significant. The Basket Closing Level at various times during the term of the notes could be higher than on the Review Dates. You may receive a lower payment if the notes were automatically called or at maturity, as the case may be, than you would have if you had invested directly in one or both of the Components.

—

POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 4-I for additional information about these risks.

JPMorgan Structured Investments — Review Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index and the iShares® MSCI EAFE ETF	TS-3

We are also currently one of the companies that make up the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index and the notes.

—

REINVESTMENT RISK — If your notes are automatically called early, the term of the notes may be reduced to as short as approximately 12 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

—

JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

—

JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.

—

JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

—

THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

—

SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

—

SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the projected hedging profits, if any, estimated hedging costs and the levels or prices of the Components, including:

JPMorgan Structured Investments — Review Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index and the iShares® MSCI EAFE ETF	TS-4

—	any actual or potential change in our creditworthiness or credit spreads;
—	customary bid-ask spreads for similarly sized trades;
—	secondary market credit spreads for structured debt issuances;
—	the actual and expected volatility of the levels or prices, as applicable, of the Components;
—	the time to maturity of the notes;
—	the dividend rates on the equity securities included in or held by the Components;
—	the actual and expected positive or negative correlation between the Components, or the actual or expected absence of any such correlation;
—	interest and yield rates in the market generally;
—

the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities held by the Fund trade and the correlation among those rates and the price of one share of the Fund;

—	the occurrence of certain events to the Fund that may or may not require an adjustment to the Share Adjustment Factor; and
—	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

—

CORRELATION (OR LACK OF CORRELATION) OF THE COMPONENTS — The notes are linked to an equally weighted Basket composed of the Components. Price movements in the Components may or may not correlate with each other. At a time when the value of one Component increases, the value of the other Component may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the level of one of the Components may be moderated, or more than offset, by lesser increases or declines in the value of the other Component. In addition, high correlation of movements in the values of the Components during periods of negative returns between the Components could have an adverse effect on the payment at maturity on the notes. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level.

—

NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or the securities included in or held by the Components would have.

—

THERE ARE RISKS ASSOCIATED WITH THE FUND — Although the shares of the Fund are listed for trading on NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund and, consequently, the value of the notes.

—

DIFFERENCES BETWEEN THE FUND AND THE UNDERLYING INDEX — The Fund does not fully replicate the Underlying Index and may hold securities not included in the Underlying Index. In addition, its performance will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index. All of these factors may lead to a lack of correlation between the Fund and the Underlying Index. In addition, corporate actions with respect to the equity securities held by the Fund (such as mergers and spin-offs) may impact the variance between the Fund and the Underlying Index. Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Underlying Index.

—

NON-U.S. SECURITIES RISK — The equity securities underlying the Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available

JPMorgan Structured Investments — Review Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index and the iShares® MSCI EAFE ETF	TS-5

information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

—

THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of the equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Fund denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Fund will be adversely affected and the payment at maturity, if any, may be reduced. Of particular importance to potential currency exchange risk are:

—	existing and expected rates of inflation;
—	existing and expected interest rate levels;
—	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
—	political, civil or military unrest in the countries issuing those currencies and the United States; and
—	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

—

LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

—

THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

—

THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of JPMS’s estimated value and the call premiums will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet. Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the call premiums.

JPMorgan Structured Investments — Review Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index and the iShares® MSCI EAFE ETF	TS-6

Hypothetical Examples of Amount Payable upon Automatic Call or at Maturity

The following table illustrates the hypothetical simple total return (i.e., not compounded) on the notes that could be realized with respect to the applicable Review Date for a range of movements in the Basket as shown under the column “Basket Appreciation/Depreciation at Review Date.” The following table and examples reflect a Call Level for the Basket of 100 (equal to the Starting Basket Level) and the Buffer Amount of 10% and assume that the call premiums used to calculate the call premium amount applicable to the first, second and final Review Dates are 7.10%, 14.20% and 21.30%, respectively. The actual call premiums applicable to the first, second and final Review Dates will be determined on the pricing date and will not be less than 7.10%, 14.20% and 21.30%, respectively, or greater than 8.10%, 16.20% and 24.30%, respectively. There will be only one payment on the notes whether called or at maturity. An entry of “N/A” indicates that the notes would not be called on the applicable Review Date and no payment would be made on the applicable Call Settlement Date. Each hypothetical total return or payment on the notes set forth below is for illustrative purposes only and may not be the actual total return or payment on the notes applicable to a purchaser of the notes.

Basket Closing Level	Basket Appreciation/ Depreciation at Review Date	Total Return at First Review Date	Total Return at Second Review Date	Total Return at Final Review Date
180.00	80.00%	7.10%	14.20%	21.30%
170.00	70.00%	7.10%	14.20%	21.30%
160.00	60.00%	7.10%	14.20%	21.30%
150.00	50.00%	7.10%	14.20%	21.30%
140.00	40.00%	7.10%	14.20%	21.30%
130.00	30.00%	7.10%	14.20%	21.30%
120.00	20.00%	7.10%	14.20%	21.30%
110.00	10.00%	7.10%	14.20%	21.30%
100.00	0.00%	7.10%	14.20%	21.30%
97.50	-2.50%	N/A	N/A	0.00%
95.00	-5.00%	N/A	N/A	0.00%
90.00	-10.00%	N/A	N/A	0.00%
85.00	-15.00%	N/A	N/A	-5.00%
80.00	-20.00%	N/A	N/A	-10.00%
70.00	-30.00%	N/A	N/A	-20.00%
60.00	-40.00%	N/A	N/A	-30.00%
50.00	-50.00%	N/A	N/A	-40.00%
40.00	-60.00%	N/A	N/A	-50.00%
30.00	-70.00%	N/A	N/A	-60.00%
20.00	-80.00%	N/A	N/A	-70.00%
10.00	-90.00%	N/A	N/A	-80.00%
0.00	-100.00%	N/A	N/A	-90.00%

The following examples illustrate how the payment on the notes in different hypothetical scenarios is calculated.

Example 1: The Basket Closing Level increases from the Starting Basket Level of 100 to a Basket Closing Level of 110 on the first Review Date. Because the Basket Closing Level on the first Review Date of 110 is greater than the corresponding Call Level of 100, the notes are automatically called, and the investor receives a single payment of $1,071 per $1,000 principal amount note on the first Call Settlement Date.

Example 2: The Basket Closing Level decreases from the Starting Basket Level of 100 to a Basket Closing Level of 95 on the first Review Date, 85 on the second Review Date and 120 on the final Review Date. Because the Basket Closing Level on each of the first and second Review Dates (95 and 85) is less than the corresponding Call Level of 100, the notes are not automatically called on these Review Dates. However, because the Basket Closing Level on the final Review Date of 120 is greater than the corresponding Call Level of 100, the notes are automatically called on the final Review Date, and the investor receives a single payment of $1,213 per $1,000 principal amount note on the Maturity Date. This represents the maximum total payment an investor may receive over the term of the notes.

Example 3: The Basket Closing Level decreases from the Starting Basket Level of 100 to a Basket Closing Level of 60 on the first Review Date, 80 on the second Review Date and 95 on the final Review Date. Because (a) the Basket Closing Level on each of the Review Dates (60, 80 and 95) is less than the corresponding Call Level of 100 and (b) the Ending Basket Level is less than the Starting Basket Level by up to the Buffer Amount of 10%, the notes are not automatically called and the payment at maturity is the principal amount of $1,000 per $1,000 principal amount note.

JPMorgan Structured Investments — Review Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index and the iShares® MSCI EAFE ETF	TS-7

Example 4: The Basket Closing Level decreases from the Starting Basket Level of 100 to a Basket Closing Level of 90 on the first Review Date, 85 on the second Review Date and 50 on the final Review Date. Because (a) the Basket Closing Level on each of the Review Dates (90, 85 and 50) is less than the corresponding Call Level of 100 and (b) the Ending Basket Level is less than the Starting Basket Level by more than the Buffer Amount of 10%, the notes are not automatically called and the investor receives a payment at maturity of $600 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-50% + 10%)] = $600

Example 5: The Basket Closing Level decreases from the Starting Basket Level of 100 to a Basket Closing Level of 80 on the first Review Date, 50 on the second Review Date and 0 on the final Review Date. Because (a) the Basket Closing Level on each of the Review Dates (80, 50 and 0) is less than the corresponding Call Level of 100 and (b) the Ending Basket Level is less than the Starting Basket Level by more than the Buffer Amount of 10%, the notes are not automatically called and the investor receives a payment at maturity of $100 per $1,000 principal amount note, which reflects the benefit provided by the Buffer Amount of 10%, calculated as follows:

$1,000 + [$1,000 × (-100% + 10%)] = $100

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments — Review Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index and the iShares® MSCI EAFE ETF	TS-8

Historical Information

The following graphs show the historical weekly performance of the Basket as a whole, as well as each Component, from January 4, 2008 through August 23, 2013. The graph of the historical Basket performance assumes the Basket Closing Level on January 4, 2008 was 100 and the Component Weights were as specified on the cover of this term sheet on that date. The Index closing level of the S&P 500® Index on August 28, 2013 was 1,634.96. The closing price of one share of the iShares® MSCI EAFE ETF on August 28, 2013 was $60.02.

We obtained the various Index closing levels and closing prices, as applicable, of the Components below from Bloomberg Financial Markets, without independent verification. The historical levels or prices, as applicable, of each Component and the historical levels of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level or closing price, as applicable, of either Component on the pricing date or any Review Date. We cannot give you assurance that the performance of the Components will result in the return of any of your principal. We make no representation as to the amount of dividends, if any, that the Fund or the equity securities held by the Fund will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Fund or the equity securities held by the Fund.

JPMorgan Structured Investments — Review Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index and the iShares® MSCI EAFE ETF	TS-9

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits we realize in hedging our obligations under the notes. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Examples of Amount Payable upon Automatic Call or at Maturity” in this term sheet for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the Components” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-48 of the accompanying product supplement no. 4-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

JPMorgan Structured Investments — Review Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index and the iShares® MSCI EAFE ETF	TS-10